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                                                                    Exhibit 99.1
[THE BUCKLE, INC. LOGO]                                         THE BUCKLE, INC.

                                              2407 W. 24th St. Kearney, NE 68845

                                            P.O. Box 1480 Kearney, NE 68848-1480

                                                             PHONE: 308-236-8491

                                                               FAX: 308-236-4493

FOR IMMEDIATE RELEASE: August 12, 2004                       WEB: www.buckle.com


CONTACT:  Karen B. Rhoads, Chief Financial Officer
          The Buckle, Inc.
          308/236-8491

               THE BUCKLE, INC. REPORTS SECOND QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 48.9 percent on a 13.0 percent sales increase for the second quarter ended July 31, 2004.

Net income for the second quarter of fiscal 2004 was $5.3 million, or 25 cents per share (24 cents per share on a diluted basis), compared with $3.6 million, or 17 cents per share (17 cents per share on a diluted basis) for the second quarter of 2003.

Net sales for the second quarter ended July 31, 2004, increased 13.0 percent to $96.8 million from $85.7 million for the second quarter of fiscal 2003. Comparable store net sales, for stores open at least one year, were up 6.8 percent for the 13 weeks ended July 31, 2004, compared with the 13 weeks ended August 2, 2003.

Net sales for the first six months of fiscal 2004 increased 14.5 percent to $191.6 million from $167.4 million in the first six months of fiscal 2003. Comparable store net sales increased 9.3 percent for the six months ended July 31, 2004 compared with the six months ended August 2, 2003.

Net income for the first six months ended July 31, 2004 was $11.3 million or 53 cents per share (51 cents per share on a diluted basis), compared with $6.6 million or 31 cents per share (31 cents per share on a diluted basis) for the six months ended August 2, 2003.

Beginning with the four-week period ended May 1, 2004, the Company changed its method of reporting comparable store sales to exclude Internet sales. Comparable store sales reported above for the thirteen and twenty-six week periods ended July 31, 2004 reflect the impact of this change.

During the second quarter of fiscal 2004, the Company purchased 45,700 shares of the Company's common stock at an average price of $26.10 per share. These shares were purchased pursuant to the corporate stock repurchase program authorized by the Board of Directors on December 27, 2000. The Company has 103,675 shares remaining to be purchased to complete this authorization.

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Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 326 retail stores in 38 states which includes the opening of one new store yesterday in Knoxville, Tennessee. The Company operated 313 stores in 37 states at this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at
                         www.buckle.com on the Internet.






                            Financial Table to Follow


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                     THE BUCKLE, INC. - STATEMENTS OF INCOME
                (in thousands, except per share data - unaudited)

                                        Thirteen weeks ended           Twenty-six weeks ended
                                        --------------------           ----------------------
                                    July 31, 2004   August 2, 2003  July 31, 2004   August 2, 2003
                                    -------------   --------------  -------------   --------------
Net Sales                              $ 96,848        $ 85,683        $191,622        $167,396

Cost of Sales                            67,003          61,085         131,065         119,929
                                       --------        --------        --------        --------

Gross Profit                             29,845          24,598          60,557          47,467

Selling Expenses                         18,399          16,428          36,733          32,959
General and Administrative Exp.           3,853           3,423           7,750           6,176
                                       --------        --------        --------        --------

Income from Operations                    7,593           4,747          16,074           8,332

Other Income                                825             932           1,743           2,072
                                       --------        --------        --------        --------

Income before Income Taxes                8,418           5,679          17,817          10,404

Income Tax Expense                        3,069           2,087           6,547           3,822
                                       --------        --------        --------        --------

Net Income                             $  5,349        $  3,592        $ 11,270        $  6,582
                                       ========        ========        ========        ========

Basic Income per Share                 $   0.25        $   0.17        $   0.53        $   0.31
                                       ========        ========        ========        ========

Diluted Income per Share               $   0.24        $   0.17        $   0.51        $   0.31
                                       ========        ========        ========        ========

Basic Weighted Avg. Shares               21,406          21,006          21,388          21,014
Diluted Weighted Avg. Shares             22,225          21,521          22,200          21,545

Selected Financial Data                        July 31, 2004               August 2, 2003
                                               -------------               --------------
         Cash and Investments                     $182,053                    $148,262
         Inventory                                $100,997                    $ 86,813
         Property and Equipment, Net              $ 67,404                    $ 66,971
         Accounts Payable                         $ 31,921                    $ 28,971